UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
February 9, 2006
(Date of earliest event reported)

ULTRA PETROLEUM CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	0-29370	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

363 N. Sam Houston Parkway East Suite 1200 Houston, Texas 77060
(Address of principal executive offices, including zip code)

(281) 876-0120
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

          On February 6, 2006, the board of directors of Ultra Petroleum Corp. (“Ultra”) approved (i) the Precedent Agreement between Rockies Express Pipeline LLC (“REP”) and Ultra Resources, Inc., a wholly-owned subsidiary of Ultra (“Ultra Resources”) referred to herein as the “REP Agreement”; and (ii) the Precedent Agreement between Entrega Gas Pipeline LLC,  (“Entrega”), REP and Ultra Resources referred to herein as the “Entrega Agreement”.  Ultra Resources has entered into the agreements in order to deliver natural gas it produces in southwestern Wyoming to markets in the mid-continent and northeastern United States.  Entrega and REP have agreed to construct and/or acquire pipeline facilities to accommodate natural gas volumes from Ultra Resources.  These agreements govern how the parties will:

•	proceed through the design, regulatory process and construction of the pipeline facilities, and
•	provide and take firm transportation service if and when the pipeline facilities are constructed.

          Ultra has provided two guaranties for the obligations of Ultra Resources under each agreement.  The following is a summary of the material terms of the agreements, copies of which are attached to this document and are incorporated herein by reference.  This summary is qualified in its entirety by reference to the agreements.  You should carefully read the agreements in their entirety.

          The Precedent Agreements establish the conditions on which REP and Entrega will proceed with design, regulatory approvals and construction of pipeline facilities and, subject to certain conditions precedent, Ultra Resources will take “firm transportation” service on the pipeline facilities, which means that Ultra Resources will be obligated to pay for transportation of a specified volume of natural gas without interruption, and REP and Entrega will be obligated to transport such specified volume of gas.  If firm capacity subscription at acceptable rates sufficient to proceed with the pipeline facilities does not exist by February 28, 2006, REP and/or Entrega may terminate the Precedent Agreements in their sole discretion.

          The REP Agreement provides for three pipeline projects to be developed in three successive segments, extending from Rocky Mountain producing areas of Wyoming and Colorado through major pipeline interconnects to the Clarington Hub in Monroe County, Ohio. The Entrega Agreement provides for the completion of pipeline facilities in connecting hubs in Wyoming and Colorado. The Agreements contemplate the combination of the pipeline facilities under the REP Agreement and the Entrega Agreement, and Ultra Resources can terminate the Precedent Agreements if the Entrega pipeline facilities are not acquired by REP by December 31, 2007. By committing under both agreements, subject to regulatory approval, Ultra Resources will receive priority capacity allocation.

          As a condition to entering into the Precedent Agreements, Ultra Resources is required to execute Firm Transportation Service Agreements subject to satisfaction of certain conditions. Commencing upon completion of the pipeline facilities, Ultra Resources has contracted to deliver an aggregate of 200,000 MMBtu per day of gas for a primary term of 10 years. Based on current assumptions, current projections regarding the cost of the expansion and the participation of other shippers in the expansion (noting specifically that these assumptions are likely to change materially), Ultra currently projects that annual demand charges due may be approximately US$70 million per year for the term of the contract, exclusive of fuel and surcharges. The pipeline facilities are currently anticipated to be completed in stages between 2007 and 2009.

          Ultra has made in this report, and may from time to time otherwise make in other public filings, press releases and discussions with company management, forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Ultra’s and Ultra Resources’ operations, economic performance and financial condition.  These forward looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, and those statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipated,” “estimates,” “projects,” or similar expressions or variations in such expressions.  For such statements, the company claims the protections of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  Such statements are subject to various risks and uncertainties and actual results could differ materially from those expressed or implied by such statements due to a number of factors, including competition for transportation capacity and market demand; realized gas price assumptions; pipeline cost overruns; capacity turnbacks impacting rates; changes in gas quality specifications; the potential exercise by REP or Entrega of options to terminate the transaction; timely receipt of future regulatory authorizations and other factors and risks specified in the company’s Annual Report of Form 10-K and other public filings.  The company undertakes no obligation to publicly update or revise any forward looking statements.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title of Document

10.1	Precedent Agreement between Rockies Express Pipeline LLC and Ultra Resources, Inc.
10.2	Precedent Agreement between Entrega Gas Pipeline LLC, Rockies Express Pipeline LLC and Ultra Resources, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORPORATION

February 9, 2006	By:	/s/ Marshall D. Smith

	Name:	Marshall D. Smith
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1	Precedent Agreement between Rockies Express Pipeline LLC and Ultra Resources, Inc.
10.2	Precedent Agreement between Entrega Gas Pipeline LLC, Rockies Express Pipeline LLC and Ultra Resources, Inc.